8x8 To Raise $5.2 Million Through Private Placement

Santa Clara, California (November 13, 2003) - 8x8, Inc. (Nasdaq: EGHT), the broadband voice and video communications service provider, announced today that it has entered into definitive agreements with certain institutional investors for the private placement of approximately 1,839,000 shares of its common stock at a purchase price of $2.83 per share, resulting in gross proceeds of approximately $5.2 million. The investors will also receive warrants to purchase approximately 1,839,000 8x8 common shares at an exercise price of $3.40 per share. The transaction is expected to close and be funded on November 13, 2003.

The proceeds of the financing are expected to be used for general corporate purposes, including funding the expansion of the Company's Packet8 voice and video over internet protocol (VoIP) communications service.

Bryan R. Martin, 8x8's Chief Executive Officer, stated, "This financing significantly strengthens 8x8's balance sheet and provides us with additional capital to further accelerate the growth of the Packet8 voice and video communications service."

The common stock and warrants were issued in a private placement without registration under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to file with the Securities and Exchange Commission a registration statement to register the resale of the common stock and the shares of common stock issuable upon exercise of the warrants.

About 8x8, Inc.

8x8, Inc. offers the Packet8 broadband voice and video communications service (www.packet8.net), consumer videophones, hosted iPBX solutions (through its subsidiary Centile, Inc.), and voice and video semiconductors and related software (through its subsidiary Netergy Microelectronics, Inc.). For more information, visit 8x8's web site at www.8x8.com.

About Packet8

Launched in November 2002, Packet8 enables anyone with high-speed internet access to sign up for internet protocol (IP) voice and video communications service at http://www.packet8.net. Customers can choose a direct-dial phone number from any of the rate centers offered by the service, and then use an 8x8-supplied terminal adapter to connect any telephone to a broadband internet connection and make or receive calls from a regular telephone number. All Packet8 telephone accounts come with voice mail, caller ID, call waiting, call waiting caller ID, call forwarding, hold, line-alternate, 3-way conferencing, web access to account controls, and real-time online billing. High speed, instant-on broadband videophone accounts, which use the 8x8 DV325 SIP videophone, are also available. The DV325 videophone functions as a Packet8 voice line when making or receiving voice telephone calls from regular telephone numbers.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements relating to the receipt of funding from the investors and growth of our Packet8 products and expansion of the Packet8 product line. Investors are cautioned that these statements involve risks and uncertainties, and actual results could be materially different from those discussed in this news release. These risks include the risk that the funding is not received from the investors in a timely manner or at all, or that the Packet8 service may not grow at all. There is no guarantee that demand will continue to increase for our Packet8 products or that we will be able to successfully expand the service. Further information on factors that could affect the actual results of 8x8, Inc. are included in 8x8, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which is on file with the Securities and Exchange Commission. 8x8 does not assume any obligation to revise or update any forward-looking statements contained in this press release that become untrue because of subsequent events.

Editors: 8x8 and Packet8 are trademarks of 8x8, Inc.

CONTACT:

Peter Brooks
8x8, Inc.
(415) 425-4225
Peterjbrooks@8x8.com